Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Share Incentive Plan of Vimicro International Corporation of our report dated April 29, 2014, with respect to the consolidated balance sheet of Vimicro International Corporation as of December 31, 2013, and the related consolidated statements of comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

April 30, 2015